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                                                                      Exhibit 99



FOR IMMEDIATE RELEASE
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Contacts:
Investors                         Media
Laurie Counsel (614) 480-3878     Jeri Grier    (614) 480-5413
Cheri Gray     (614) 480-3803     Laura Bowers  (614) 480-4433


           HUNTINGTON BANCSHARES NAMES THOMAS HOAGLIN TO ADDITIONAL
                  POSITION OF CHAIRMAN; FRANK WOBST TO RETIRE

     COLUMBUS, Ohio, August 16, 2001 - Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that Thomas E. Hoaglin, President and Chief Executive Officer, will assume the additional position of Chairman of the Board of Huntington Bancshares and its principal subsidiary, The Huntington National Bank, effective immediately. Hoaglin, 52, who joined Huntington in February 2001, succeeds Frank Wobst, 67, who is retiring after 27 years with Huntington. In addition, Don M. Casto III, a director of Huntington Bancshares since 1985 and Principal of the Don M. Casto Organization in Columbus, has been appointed Chairman of the Executive Committee of the Board.

     Commenting on Hoaglin's appointment to Chairman, Casto stated, "Over the past several months, Tom and the senior management team have developed a comprehensive strategic and financial restructuring plan to revitalize and strengthen the Company, and they have now begun to execute the plan. By electing Tom as the next Chairman, the Board has expressed its confidence in this plan and in Tom's ability to lead Huntington towards the goal of becoming one of the nation's premier regional banks."

     Hoaglin stated, "Frank Wobst has had a distinguished career in leading Huntington through significant growth. He has also been extremely dedicated to Central Ohio and has long been an important community leader. We thank him for his many contributions and wish him all the best in his retirement."

     Mr. Hoaglin has more than 27 years of banking experience, including serving in senior executive positions at Bank One Corporation and AmSouth Bancorporation. He currently is a member of the Board of Trustees of Denison University, Vice Chairman of Ohio Health, a
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director of The Gorman - Rupp Company, and a member of The Financial Services
Roundtable, The American Bankers Council, and the World Presidents' organization. He earned his Bachelor's degree in Economics from Denison University and a Master's in Business Administration from Stanford University.

About Huntington

     Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through more than 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. Huntington also offers products and services online at www.huntington.com, through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.
                                     # # #

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.